Exhibit 3.44

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HUGHES UTILITIES, LTD.

This Amended and Restated Agreement of Limited Partnership of Hughes Utilities, Ltd., a Florida limited partnership (this “Agreement”), is entered into by and among Hughes GP & Management, Inc., a Delaware corporation, as general partner (the “General Partner”), Hughes Utilities Holdings, LLC, a Florida limited liability company (“Utilities LLC”), Hughes Holdings, LLC, a Florida limited liability company (“Holdings LLC”) (“Utilities LLC and Holdings LLC hereinafter singularly referred to as a “Limited Partner” and collectively referred to as the “Limited Partners”), Hughes Utilities Group, Inc. f/k/a Utiliserve Holdings, Inc., a Delaware corporation (“Utiliserve Holdings”), Hughes Supply, Inc., a Florida corporation (“Hughes Supply”), and those entities listed on the attached Exhibit A (hereinafter collectively referred to as the “Interim Limited Partners”) (the General Partner and the Limited Partners are referred to collectively as the “Partners”, and the terms “General Partner” and “Limited Partner” shall refer also to additional general partners and limited partners, respectively, as may become parties to this Agreement) (the Partnership, the General Partner, the Limited Partners, Hughes Supply, and the Interim Limited Partners hereinafter collectively are referred to as the “Parties”).

Recitals:

WHEREAS, the General Partner and Utilities LLC formed a limited partnership named Hughes Utilities, Ltd. (the “Partnership”) pursuant to and in accordance with the Florida Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), on or about November 22, 2004;

WHEREAS, the General Partner and Utilities LLC entered into that certain Agreement of Limited Partnership effective on or about November 22, 2004 (the “Original Partnership Agreement”);

WHEREAS, on or about December 31, 2004, Utiliserve, Inc., a Delaware corporation and a wholly-owned subsidiary of Utiliserve Holdings merged into the Partnership in accordance with the laws of the State of Florida and the laws of the State of Delaware, and by virtue of such merger, Utiliserve Holdings, as the sole shareholder of Utiliserve, Inc., was entitled to receive a 21.3451% limited partnership interest in the Partnership based upon the value of the assets and liabilities held by Utiliserve, Inc, prior to the merger;

WHEREAS, immediately following the merger of Utiliserve, Inc. into the Partnership, Utiliserve Holdings contributed its 21.3451% limited partnership interest in the Partnership to Utilities LLC;

WHEREAS, Hughes Supply contributed certain assets and liabilities to the Partnership pursuant to a Contribution Agreement dated on or about December 31, 2004 by and among the Partnership, the General Partner and Hughes Supply (the “Hughes Supply Contribution Agreement”), and, by virtue of such contribution, Hughes Supply received a 72.8419% limited partnership interest in the Partnership;

WHEREAS, immediately following the contributions by Hughes Supply to the Partnership pursuant to the Hughes Supply Contribution Agreement, Hughes Supply contributed its 72.8419% limited partnership interest in the Partnership to Holdings LLC;

WHEREAS, on or about December 31, 2004, the Interim Limited Partners contributed certain assets and liabilities to the Partnership pursuant to that certain Contribution Agreement dated on or about December 31, 2004 by and among the Partnership, the General Partner and the Interim Limited Partners, and each Interim Limited Partner received a limited partnership in the Partnership reflected next to its name on the attached Exhibit A;

WHEREAS, on or about December 31, 2004, Holdings LLC as the sole shareholder of each of the Interim Limited Partners determined that each of the Interim Limited Partners should be liquidated, and immediately thereafter by virtue of such liquidations Holdings LLC received the limited partnership interests in the Partnership previously held by the Interim Limited Partners;

WHEREAS, the Parties desire to enter into this Agreement to fully amend, restate, and modify the Original Partnership Agreement and to further acknowledge that subsequent to the effective date of this Agreement, only the General Partner and the Limited Partners shall have as continuing interest in the Partnership.

The Parties hereby agree as follows:

1.        Name.  The name of the Partnership shall continue as Hughes Utilities, Ltd.

2.        Purpose.  The Partnership was formed for the object and purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the laws of Florida.

3.        Registered Office.  The registered office of the Partnership in the State of Florida is 1201 Hayes Street, Tallahassee, Florida 32301.

4.        Registered Agent.  The registered agent of the Partnership at the address of the registered office is Corporation Service Company.

5.        Partners.  The names and mailing addresses of the General Partner and the Limited Partners are as follows:

General Partner:	Hughes GP & Management, Inc. One Hughes Way Orlando, Florida 32805

Limited Partners:	Hughes Utilities Holdings, LLC One Hughes Way Orlando, Florida 32805
Hughes Holdings, LLC One Hughes Way Orlando, Florida 32805

6.        Powers.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Florida.

7.        Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2054 or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 620.158 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) hereof if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8.        Capital Contributions.  The Partners or the predecessors of the Partners (as more particularly described in the recitals above) have contributed cash and property to the Partnership in the amounts and of the type set forth across from each such partner’s name below:

Cash/Property
General Partner:

Hughes GP & Management, Inc.	All cash and property as identified in Schedule A

Limited Partners:

Hughes Utilities Holdings, LLC	All cash and property as identified in Schedule B

Hughes Holdings, LLC	All cash and property as identified in Schedule B

9.        Additional Contributions.  No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10.        Allocation of Profits and Losses and Distributions.  The Partnership’s profits and losses shall be allocated and all distributions made to the Partners of the Partnership based upon the percentage set forth across from each partner’s name below:

General Partner:

Hughes GP & Management, Inc.	1%

Limited Partners:

Hughes Utilities Holdings, LLC	21.3451%

Hughes Holdings, LLC	77.6549%

The Limited Partnership may issue certificates evidencing each Partner’s ownership interest in the Limited Partnership. The total capital of the limited partnership shall be represented by 100 limited partnership units (“Units”). The Units represented on such certificates shall be proportionate to the relative percentages of profits and losses borne by the respective Partners.

11.        Assignments.

    (a)        The Limited Partnership may assign all or any part of its interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

    (b)        The General Partner may assign all or part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partners.

12.        Withdrawal.  Except to the extent set forth in Section 11, no right is given to any partner of the Partnership to withdraw from the Partnership.

13.        Admission of Additional or Substitute Members.

    (a)        One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner.

    (b)        One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner or, in the event of more than one (1) general partner, only with the consent of a majority of the general partners.

14.        Status of Limited Partner.

    (a)        The Limited Partners shall not participate in the management or control of the Partnership’s business, nor shall it transact any business for the Partnership, nor shall it have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

    (b)        No Limited Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses except to the extent provided in the Act.

15.        Authority of General Partner.

    (a)        The General Partner shall have exclusive authority to manage and control the business and affairs of the Partnership. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of such Partner to bind the Partnership.

    (b)        The General Partner shall devote such time to the Partnership business as it, in its sole discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs; but nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services in respect of the Partnership property subject to the control of the General Partner.

    (c)        Neither the General Partner nor any officer, director or employee of the General Partner shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such act or omission was performed or omitted fraudulently or in bad faith or constituted wanton and willful misconduct or gross negligence.

    (d)        The Partnership shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of each of them (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors or employees pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

16.        Power of Attorney.

    (a)        The Partners, jointly and severally, hereby irrevocably constitute and appoint the General Partner, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead to make, execute, sign and acknowledge, record and file, on behalf of them and on behalf of the Partnership, the following:

        (i)        a Certificate of Limited Partnership and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Florida and any other jurisdiction whose laws may be applicable; and

        (ii)        any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

17.        Books of Account, Records and Reports.

    (a)        Proper and complete records and books of account shall be kept by the General Partner in which shall be entered all matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The Partnership books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles, consistently applied. The books and records shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during reasonable business hours.

    (b)        Each Limited Partner shall have the right to obtain from the General Partner, from time to time, upon reasonable demand, and subject to such reasonable standards as may be established by the General Partner and for any purpose reasonably related to the Limited Partner’s interest as a limited partner: (i) true and full information regarding the state of the business and the financial condition of the Partnership; (ii) promptly after becoming available, copies of the Partnership’s federal, state, and local income tax returns for each year; and (iii) such other information regarding the Partnership as is just and reasonable.

    (c)        The fiscal year end and taxable year end of the Partnership shall be January 31.

18.        Waiver.  A Partner may from time to time waive, directly or indirectly, any requirements placed upon another Partner under the terms of this Agreement. No consent or waiver, express or implied, by any Partner with respect to any breach, default or failure to act by another Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach, default or failure to act by such Member of the same provision or any other provision of this Agreement. Failure on the part of any Partner to complain of any act or failure to act of another Partner or to declare such other Partner in default shall not be deemed or constitute a waiver by such Partner of any rights hereunder.

19.        Miscellaneous.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

20.        Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Florida, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership effective as of the 31st day of December, 2004:

GENERAL PARTNER:

Hughes GP & Management, Inc., a Delaware corporation

By:	/s/ John Z. Paré
John Z. Paré, Secretary

LIMITED PARTNERS:

Hughes Holdings, LLC, a Florida limited liability company			Hughes Utilities Holdings, LLC, a Florida limited liability company

By:	Hughes GP & Management, Inc., a Delaware corporation, its Manager		By:	Hughes GP & Management, Inc., a Delaware corporation, its Manager

	By:	/s/ John Z. Paré		By:	/s/ John Z. Paré
		John Z. Paré, Secretary			John Z. Paré, Secretary

INTERIM LIMITED PARTNERS:

ELECTRIC LABORATORIES AND SALES CORPORATION

By:	/s/ John Z. Paré
John Z. Pare, Secretary

HUGHES SUPPLY, INC.

By:	/s/ John Z. Paré
John Z. Pare, Secretary

MILLS & LUPTON SUPPLY COMPANY

By:	/s/ John Z. Paré
John Z. Pare, Secretary